PROSPECTUS Dated November 10, 2004                  Pricing Supplement No. 24 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 11, 2004                                   Dated January 20, 2005
                                                                  Rule 424(b)(3)


                                 Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES G
                 Euro Floating Rate Senior Bearer Notes Due 2006
                             -----------------------

     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series G (Euro Floating Rate Senior Bearer Notes Due 2006) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     This pricing supplement comprises the details required for the notes described herein to be admitted to the Official List of the UK Listing Authority and admitted to trading by the London Stock Exchange plc pursuant to the admission to listing and trading of the U.S. $25,452,274,000 Program for the Issuance of Global Medium-Term Notes, Series G of Morgan Stanley described in the Offering Circular dated November 11, 2004. Morgan Stanley accepts responsibility for the information contained in this pricing supplement, which, when read together with the Offering Circular referred to above, contains all information that is material in the context of the issue of the notes.

     This document constitutes the pricing supplement relating to the issue of notes described herein. Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Offering Circular referred to above. This pricing supplement is supplemental to and must be read in conjunction with such Offering Circular.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:              Euro 1,000,000,000

Maturity Date:                 August 2, 2006
Settlement Date
   (Original Issue Date):      February 2, 2005

Interest Accrual Date:         February 2, 2005

Issue Price:                   100%

Specified Currency:            Euro

Redemption Percentage
   at Maturity:                100%

Base Rate:                     EURIBOR

Spread (Plus or Minus):        Plus .05% per annum

Spread Multiplier:             N/A

Index Currency:                N/A

Index Maturity:                Three Months

Maximum Interest Rate:         N/A

Minimum Interest Rate:         N/A

Initial Interest Rate:         To be determined on the second TARGET settlement
                               day immediately preceding the original issue date

Initial Redemption Date:       N/A

Initial Redemption
   Percentage:                 N/A

Annual Redemption
   Percentage Reduction:       N/A

Optional Repayment
   Date(s):                    N/A

Interest Payment Dates:        Each February 2, May 2, August 2 and November 2,
                               commencing May 2, 2005

Interest Payment Period:       Quarterly

Interest Reset Dates:          Each interest payment date

Interest Reset Period:         Quarterly

Interest Determination
   Dates: The second TARGET settlement day immediately preceding each interest reset date

Reporting Service:             Telerate (Page 248)

Business Days:                 London, TARGET and New York

Calculation
   Agent: JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank) (London Branch)

Agent:                         Morgan Stanley & Co. International Limited

Denominations:                 Euro 1,000

Common Code:                   021116378

ISIN:                          XS0211163786

Other Provisions:              N/A

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY

COMMERZBANK AKTIENGESELLSCHAFT

                                       WESTLB AG

                                                                 DANSKE BANK

Supplemental Information Concerning Plan of Distribution:

     On January 20, 2005, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.925%, which we refer to as the "purchase price." The purchase price equals the stated issue price of 100%, less a combined management and underwriting commission of .075% of the principal amount of the notes.



                                                          Principal Amount of
                                                         Senior Floating Rate
Name                                                             Notes
----                                                     ---------------------
Morgan Stanley & Co. International Limited..........         Euro 830,000,000
Commerzbank Aktiengesellschaft .....................               75,000,000
WestLB AG...........................................               75,000,000
Danske Bank A/S ....................................               20,000,000
                                                         --------------------
          Total.....................................       Euro 1,000,000,000
                                                         ====================


     In connection with this issue, Morgan Stanley & Co. International Limited (the "Stabilising Manager") (or any person acting for the Stabilising Manager), may over-allot or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail for a limited period. However, there may be no obligation on the Stabilising Manager (or any agent of the Stabilising Manager) to do this. Such stabilising, if commenced, may be discontinued at any time and must be brought to an end after a limited period.


European Union Transparency Obligations Directive

     The proposed European Union Transparency Obligations Directive (the "Directive") may be implemented in a manner which could be burdensome for companies such as the Issuer. In particular, the Issuer may be required to prepare financial statements in accordance with accounting standards other than U.S. GAAP. The Issuer is under no obligation to maintain the listing of the Notes, and prospective purchasers of Notes should be aware that, in circumstances where a listing of the Notes by the UK Listing Authority would require preparation of financial statements in accordance with standards other than U.S. GAAP, or in any other circumstances where the Directive is implemented in a manner that, in the opinion of the Issuer, is burdensome, the Notes may be de-listed. In such a case of de-listing, the Issuer may, but is not obliged to, seek an alternative listing for the Notes on a stock exchange outside the European Union. However, if such an alternative listing is not available or is, in the opinion of the Issuer, burdensome, an alternative listing for the Notes may not be considered. Although no assurance is made as to the liquidity of the Notes as a result of listing by the UK Listing Authority, de-listing the Notes may have a material effect on a Noteholder's ability to resell the Notes in the secondary market.


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